Exhibit 99.1

CORPORATE PARTICIPANTS

Andy Milevoj Barnes & Noble, Inc. - VP of IR
Ron Boire Barnes & Noble, Inc. - CEO
Allen Lindstrom Barnes & Noble, Inc. - CFO
Jaime Carey Barnes & Noble, Inc. - COO

CONFERENCE CALL PARTICIPANTS

Alex Fuhrman Craig-Hallum Capital Group - Analyst

PRESENTATION

Operator

Good day and welcome to this Barnes & Noble first-quarter 2016 earnings conference call. Today's call is being recorded. At this time, for opening remarks and introductions, I would like to turn the call over to the Vice President of Investor Relations, Mr. Andy Milevoj. Please go ahead, sir.

Andy Milevoj - Barnes & Noble, Inc. - VP of IR

Good morning. Welcome to Barnes & Noble's FY16 first-quarter earnings conference call. Joining us today are Ron Boire, Allen Lindstrom, Jaime Carey and other members of our senior management team. Before we begin, I'd like to remind you that this call is covered by the Safe Harbor disclaimer contained in our press release and public documents and is the property of Barnes & Noble. It is not for rebroadcast or use by any other party without the prior written consent of Barnes & Noble.

During this call we will be making forward-looking statements which are predictions, projections, or other statements about future events. These statements are based on current expectations and assumptions that are subject to risks and uncertainties, including those contained in our press release. The Company disclaims any obligation to update any forward-looking statements that may be discussed during the call.

At this time, I'll turn the call over to Ron.

Ron Boire - Barnes & Noble, Inc. - CEO

Thanks, Andy. Good morning everyone.

I'll be brief with my comments this morning as it's only by second day with the Company. I'm very excited to be part of Barnes & Noble and all the terrific things that this brand represents. This Company has accomplished a lot over the last couple of years including the stabilization of comparable store sales, the reduction of NOOK's losses, and more recently the spinoff of the College business. This is a great time to join the Company, now, as we focus on growing our business.

I spent time with Jaime Carey, our COO; Mark Bottini, our Head of Stores; and Fred Argir, our new Chief Digital Officer, and many other members of the management team. I'm excited to work with them and the entire team on our growth opportunities. This team has done an amazing job to improve performance of our stores, drive traffic and sales through events and campaigns like Get Pop-Cultured, a month-long celebration of pop culture.

Our merchandising initiatives have made it easier for our customers to discover and purchase our products. These efforts, coupled with industry improvement, have led to improvement in core comparable sales over the past few years. One of my top objectives is working with this great team to build on their work and this great brand as we develop our growth strategies for the future.

Barnes & Noble is a premier brand and our stores provide an incredible service for our customers. We will further integrate our stores, website and NOOK businesses to create a strong omni-channel presence that gives our customers the ability to buy any book, anywhere, anytime, and in any format. I look forward to speaking with you in the future. And now I'll turn the call over to Al for the business review.

Allen Lindstrom - Barnes & Noble, Inc. - CFO

Thanks, Ron.

This morning we released our FY16 first-quarter financial results. Comparisons are to the prior-year quarter unless otherwise noted.

The first quarter results include the Barnes & Noble College segment, as the spinoff occurred right after the quarter ended. Going forward, we expect College to be treated as a discontinued operation, starting with the Company's second-quarter results. College, now trading publicly as Barnes & Noble Education, also released their earnings this morning and has a call scheduled today at 1130 AM. We encourage you to separately review their release and listen to their call, and ask that you reserve any questions pertaining to the College business for their management.

Turning to the first quarter. Consolidated sales declined 1.5% to $1.2 billion. Retail sales declined 1.7% to $939 million, due to store closures, lower online sales, and lower warranty reimbursements. The prior year included $7.3 million of warranty reimbursements, as compared to $2.5 million this year. This decline of $4.8 million was attributable to a smaller claim period and lower volume.

Comparable store sales increased 1.1%, benefiting from growth in non-book categories. Toys and games grew 17.5%, business was strong in our gift and music departments, and sales of NOOK products in our stores benefited from a successful device trade-in promotion.

Comparable sales in our book categories slightly declined during the first quarter, as the strength of current year releases nearly offset comparisons to strong young adult titles in the prior year. Harper Lee's, Go Set a Watchman and E. L. James', Grey, helped offset comparisons to John Green's, The Fault in our Stars, Gayle Forman's, If I Stay and Veronica Roth's, Divergent series, last year. In addition to these titles, we also saw strength in adult coloring and activity books, as well as art supplies. Sales also benefited from our second annual Get Pop-Cultured campaign, which featured themed events during July.

Core comparable sales, which exclude sales of NOOK products increased 1%, in line with the Company's full year guidance. NOOK sales decreased 22.4% to $54 million for the quarter. Digital content sales declined 28% to $37 million on lower unit volume, while device and accessory sales declined 6.2% to $17 million on lower non-book store sales. College sales increased 5.7% to $239 million, primarily on new stores and comparable sales growth.

Turning to gross margins. Retail decreased 80 basis points, primarily on the lower warranty reimbursements. Higher occupancy costs and expense deleverage on the sales decline also contributed to the decrease in retail margin rates.

NOOK margin dollars decreased primarily on comparisons to $13 million of previously disclosed favorable adjustments last year. Excluding these adjustments, NOOK margin rates declined on a higher mix of lower margin devices. College's gross margins increased 60 basis points during the quarter on product mix and increased recognition of previously deferred textbook rentals.

Consolidated selling and administrative expenses increased 90 basis points as a percent of sales, versus the prior year. The first quarter included approximately $2.9 million of separation related costs, of which $2.5 million was recorded in the retail segment. Retail expenses increased 130 basis points on sales deleverage, wage increases, higher corporate costs including separation, pension and recruiting, and the general timing of expenses. Store productivity held at prior year levels, despite the comparable store sales growth, on increased merchandising initiatives during the quarter.

NOOK reduced year-over-year expenses by $10 million, primarily as a result of continued cost rationalization efforts, including lower compensation and consulting expenses. On a rate basis, expenses increased on sales deleverage. First quarter College expenses increased 80 basis points on higher store payroll and operating expenses, primarily in new stores, in a low volume sales quarter.

The first quarter consolidated EBITDA loss was $6 million as compared to an EBITDA of $30 million a year ago, due to the factors just discussed. The consolidated first quarter net loss was $34.9 million or $0.68 a share, as compared to $28.4 million or $0.56 a share a year ago. The Company's first-quarter tax rate was 37.8%, which included certain discrete items including interest on uncertain tax liabilities.

The Company ended the first quarter with no borrowings and $37 million of cash, $16 million of which was at College. Consolidated capital expenditures were $34 million for the quarter, including $12 million at the College segment. Capital expenditures for the full fiscal year are now expected to be $95 million, excluding the College segments.

Merchandise inventories increased $101 million over the prior year, primarily due to a $72 million increase in the College segment on new store growth and timing of purchases for the fall back-to-school rush season. Retail closed one bookstore during the quarter and expects to close approximately the same amount of stores as in the prior fiscal year. College opened 21 new stores while closing 9 during the quarter.

During the first quarter the Company executed the following initiatives. The separation of its College business, on August 3 in conjunction with the separation entered into a new five-year, $700 million asset backed revolving credit facility, completed the conversion of its Series J preferred stock shares into common stock, and its Board of Directors initiated a quarterly dividend.

Turning to our FY16 outlook. We continue to expect retail core comparable store sales to increase approximately 1%, with flat total comps. The Company continues to expect reduced EBITDA losses in the NOOK segment. We will no longer provide guidance for College given the separation.

The Company expects to incur separation related expenses of approximately $21 million during the second quarter, including net severance charges related to its former Chief Executive and investment banking fees. As we look out towards the second quarter and beyond, we continue to focus on opportunities to increase comparable store sales while reducing expenses.

In addition to continued strength of the Go Set a Watchman and Grey titles, our book sellers are excited about the upcoming fall title list, including John Grisham's, Rogue Lawyer; Bill O'Reilly's, Killing Reagan; David Lagercrantz's, The Girl and the Spider's Web, which is a continuation of Stieg Larsson's The Girl with the Dragon Tattoo series. There is also a strong lineup of titles for children and teens, including Jeff Kinney's, Old School; Rick Riordan's, Magnus Chase and the Gods of Asgard; and Drew Daywalt's, The Day the Crayons Came Home.

In addition to books, merchandising and promotional initiatives are expected to continue to drive positive results in our non-book categories. We're also happy to have launched the new NOOK by Samsung tablet which enables us to provide a great suite of NOOK offerings to our customers interested in digital reading.

With the launch of the new BN.com website, we believe we have opportunities to further reduce NOOK expenses through synergies with the retail business, and expect to see those benefits during the balance of the fiscal year.

With that, we will open the call for questions. Operator, please provide the instructions for those interested in asking a question.

QUESTION AND ANSWER

Operator

Thank you.

(Operator Instructions)

We'll take our first question from Alex Fuhrman with Craig-Hallum Capital Group.

Alex Fuhrman - Craig-Hallum Capital Group - Analyst

Great. Thanks for taking my question. Congratulations on completing the spinoff and putting up a nice quarter here. Wanted to ask a little about capital allocation.

Obviously you have the dividend that you've been paying out now or have declared since the separation of the College business. Looks like you guys are going to be generating a pretty significant amount of cash on a standalone basis. What are the priorities looking out over the next couple years in terms of the use of that cash and would it be likely to see an increase in the dividend at some point in the future, or are there other opportunities that you're looking at to deploy that cash?

Allen Lindstrom - Barnes & Noble, Inc. - CFO

We haven't announced any increase or planned increase in the dividends. We believe the dividend that we did declare provides a healthy free cash flow payout ratio, and it also provides us the ability to invest in our business. We're focused on driving positive comps and reducing expenses.

Alex Fuhrman - Craig-Hallum Capital Group - Analyst

Okay. Thanks. And then the NOOK segment was a little bit better than we had expected. What is the opportunity there on the SG&A side? It looks like you're still looking for the EBITDA to get better. As you look out over the next couple of years, is this a business that could at some point approach breakeven? What kind of revenue I guess would it take in that business to generate that sort of performance?

Allen Lindstrom - Barnes & Noble, Inc. - CFO

You're right, we are continuing to focus on rationalization of NOOK expenses and to try to drive content sales. I'll let Jaime take the second part. On the expense side, obviously we just rolled out our new website, BN.com. There are certainly back office infrastructure opportunities on the technology side to further reduce expenses on that side. I'll turn it to Jamie on the --

Jaime Carey - Barnes & Noble, Inc. - COO

Hi, Alex. This is Jamie Carey. Absolutely, our focus is on getting expenses down on NOOK, reducing the losses. But in addition to that, in terms of how to grow content, look, obviously we're looking to grow -- continue the growth of device sales. We just had a nice -- we have a nice new product from Samsung, an 8-inch which is quite spectacular in terms of how it presents reading. We obviously need to increase the downloads of the NOOK app, and we need to look at a third-party arrangements that are going to give NOOK a wider distribution platform for its content. So those are really the three ways that we intend to grow the business.

Alex Fuhrman - Craig-Hallum Capital Group - Analyst

Great. That's really helpful. Thank you. And then if I could just ask lastly, thinking about your Q1 comp sales performance on the retail side, can you try to give us a sense of, or frame up for us, how much the impact was of some of these big new book launches, like the Harper Lee book and the Dr. Seuss book? Just trying to get a sense of how you see comps playing out throughout the rest of the year. Is it really being driven more by toys and games or is there perhaps a lot of visibility into the second quarter as well, given that some of those best sellers came out towards the end of Q1.

Jaime Carey Barnes & Noble, Inc. - COO

Well, I think specifically we really can't guide to the mix and what -- how much each contributed. Having said that, we're quite pleased with the comp performance, given last year's very strong performance of books like John Green's Fault in our Stars, with the release of the movie drove really very strong sales. Having said that, we have also called out the strong growth in toys and games and gift, and those are clearly seasonal businesses as well. I wouldn't really characterize the mix going forward.

Alex Fuhrman - Craig-Hallum Capital Group - Analyst

That's helpful. Thank you and good luck.

Ron Boire - Barnes & Noble, Inc. - CEO

Thank you.

Allen Lindstrom - Barnes & Noble, Inc. - CFO

Thanks.

Operator

(Operator Instructions)

With no further questions in the queue, I would like to turn the conference back over to Mr. Milevoj for any additional or closing remarks.

Andy Milevoj - Barnes & Noble, Inc. - VP of IR

Great. Thank you all for joining us on today's call and for your interest in Barnes & Noble. This will conclude today's call.

Operator

That does conclude today's conference. Thank you for your participation.

BARNES & NOBLE, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	13 weeks ended	13 weeks ended
	August 1, 2015	August 2, 2014

Sales	$1,217,542	$1,236,447
Cost of sales and occupancy	865,157	853,755
Gross profit	352,385	382,692
Selling and administrative expenses	358,774	353,141
Depreciation and amortization	46,753	50,269
Operating loss	(53,142)	(20,718)
Interest expense, net	2,922	5,920
Loss before taxes	(56,064)	(26,638)
Income taxes	(21,190)	1,811
Net loss	$(34,874)	$(28,449)

Loss per common share:
Basic	$(0.68)	$(0.56)
Diluted	$(0.68)	$(0.56)

Weighted average common shares outstanding:
Basic	65,547	59,236
Diluted	65,547	59,236

Dividends declared per common share	$0.15	$-

Percentage of sales:
Sales	100.0%	100.0%
Cost of sales and occupancy	71.1%	69.0%
Gross profit	28.9%	31.0%
Selling and administrative expenses	29.5%	28.6%
Depreciation and amortization	3.8%	4.1%
Operating loss	-4.4%	-1.7%
Interest expense, net	0.2%	0.5%
Loss before taxes	-4.6%	-2.2%
Income taxes	-1.7%	0.1%
Net loss	-2.9%	-2.3%

BARNES & NOBLE, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	August 1, 2015	August 2, 2014

ASSETS
Current assets:
Cash and cash equivalents	$37,194	$180,243
Receivables, net	99,849	120,313
Merchandise inventories, net	1,785,058	1,683,568
Textbook rental inventories	9,915	8,204
Prepaid expenses and other current assets	88,118	70,952
Short-term deferred taxes	142,807	141,614
Total current assets	2,162,941	2,204,894

Property and equipment:
Land and land improvements	2,541	2,541
Buildings and leasehold improvements	1,209,591	1,234,096
Fixtures and equipment	1,897,757	1,959,460
	3,109,889	3,196,097
Less accumulated depreciation and amortization	2,670,487	2,717,560
Net property and equipment	439,402	478,537

Goodwill	489,267	493,189
Intangible assets, net	510,904	524,374
Other noncurrent assets	51,275	47,660
Total assets	$3,653,789	$3,748,654

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,202,540	$1,101,148
Accrued liabilities	375,095	402,241
Gift card liabilities	344,239	338,555
Short-term note payable	-	127,250
Total current liabilities	1,921,874	1,969,194

Long-term deferred taxes	200,548	220,158
Other long-term liabilities	192,967	366,769

Redeemable Preferred Shares	-	195,113

Preferred Member Interests in NOOK Media, LLC	-	383,839

Shareholders' equity:
Common stock; $0.001 par value; 300,000 shares authorized;
110,382 and 93,676 shares issued, respectively	110	94
Additional paid-in capital	2,134,484	1,399,923
Accumulated other comprehensive loss	(16,533)	(27,520)
Retained earnings	301,264	310,873
Treasury stock, at cost, 34,892 and 34,402 shares, respectively	(1,080,925)	(1,069,789)
Total shareholders' equity	1,338,400	613,581
Noncontrolling interest	-	-
Total shareholders' equity	1,338,400	613,581
Commitments and contingencies	-	-
Total liabilities and shareholders' equity	$3,653,789	$3,748,654

BARNES & NOBLE, INC. AND SUBSIDIARIES
Segment Information
(In thousands)
(Unaudited)

	13 weeks ended	13 weeks ended
	August 1, 2015	August 2, 2014

Sales
Retail	$938,998	$954,807
College	238,983	226,094
NOOK	54,335	70,027
Elimination	(14,774)	(14,481)
Total	$1,217,542	$1,236,447

Gross Profit
Retail	$282,401	$294,642
College	51,670	47,438
NOOK	18,314	40,612
Total	$352,385	$382,692

Selling and Administrative Expenses
Retail	$237,289	$228,502
College	85,795	79,441
NOOK	35,690	45,198
Total	$358,774	$353,141

EBITDA
Retail	$45,112	$66,140
College	(34,125)	(32,003)
NOOK	(17,376)	(4,586)
Total	$(6,389)	$29,551

Net Income (Loss)
EBITDA	$(6,389)	$29,551
Depreciation and Amortization	(46,753)	(50,269)
Interest Expense, net	(2,922)	(5,920)
Income Taxes	21,190	(1,811)
Total	$(34,874)	$(28,449)

Percentage of sales:

Gross Margin
Retail	30.1%	30.9%
College	21.6%	21.0%
NOOK	46.3%	73.1%
Total	28.9%	31.0%

Selling and Administrative Expenses
Retail	25.3%	23.9%
College	35.9%	35.1%
NOOK	90.2%	81.4%
Total	29.5%	28.6%

BARNES & NOBLE, INC. AND SUBSIDIARIES
Earnings (Loss) Per Share
(In thousands, except per share data)
(Unaudited)

	13 weeks ended	13 weeks ended
	August 1, 2015	August 2, 2014
Numerator for basic loss per share:
Net loss attributable to Barnes & Noble, Inc.	$(34,874)	$(28,449)
Inducement fee paid upon Conversion of Series J preferred stock	(3,657)	(3,942)
Preferred stock dividends paid in shares	(1,783)	-
Accretion of dividends on preferred stock	(4,204)	(758)
Net loss available to common shareholders	$(44,518)	$(33,149)

Numerator for diluted loss per share:
Net loss available to common shareholders	$(44,518)	$(33,149)

Denominator for basic and diluted loss per share:
Basic weighted average common shares	65,547	59,236

Dividends declared per common share	$0.15	$-

Loss per common share:
Basic	$(0.68)	$(0.56)
Diluted	$(0.68)	$(0.56)

CONTACT:
Barnes & Noble, Inc.
Media:
Mary Ellen Keating, 212-633-3323
Senior Vice President
Corporate Communications
mkeating@bn.com
or
Investors:
Andy Milevoj, 212-633-3489
Vice President, Investor Relations
amilevoj@bn.com